Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated December 30, 2025 relating to the financial statements of Future Faith Pte Ltd, as of and for the years ended June 30, 2025 and 2024, appearing in in this Registration Statement on Form F-1 dated March 16, 2026 filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, Texas

March 17, 2026